Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Mel Stephens, Vice President –
Investor Relations & Communications
(248) 447-1624
Lear Records $6 Million Adjustment,
Reducing 2005 Financial Results
          Southfield, Mich., March 8, 2006 – Subsequent to the company’s original earnings announcement on January 25, 2006, Lear was advised by a major customer of retroactive pricing adjustments associated with a particular vehicle program for shipments made prior to 2006. Certain payments due to Lear in 2006 were withheld as a result of these pricing adjustments. The vehicle program involved in this matter is no longer in production.
          Lear disagrees with the proposed pricing adjustments and intends to dispute and seek recovery of the amounts improperly withheld. Commercial discussions with the customer are ongoing and management has adjusted previously announced financial results to establish a reserve for this matter.
          The adjustment decreased both fourth quarter and full year 2005 net sales by $6.0 million and increased both fourth quarter and full year net loss by $6.0 million. The impact on basic and diluted net loss per share was $0.09 for both the fourth quarter and full year.
          Further information concerning the revisions to Lear’s 2005 financial results is contained in the Amended Current Report on Form 8-K/A to be filed by Lear today.
          Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

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